SERVICES AGREEMENT

This Agreement is effective this 1 day of February, 1996, (the "Effective Date") between -Disease State Management, Inc., 46 Prince Street, Rochester, New York 14607 ("Vendor") and Bristol-Myers Squibb U.S. Pharmaceuticals, a division of Bristol-Myers Squibb Company, P.O. Box 4500, Princeton, New Jersey 08543-4500 (hereinafter called "BMSUSP"). Vendor agrees to provide services to BMSUSP under the terms set forth below.

A.   SERVICES

     Vendor will provide the product(s) or service(s) set forth, and to the specifications set forth in the proposal incorporated herein as Attachment A.

    The product and all elements as set forth on Attachment A are subject to prior approval by BMSUSP, such approval not to be unreasonably withheld.

B.  COMPENSATION

     BMSUSP will pay Vendor according to the terms or payment schedule set forth in Attachment A hereto.

     In the event that BMSUSP shall request any changes in the concept, specifications or scope of the product(s) or service(s) described on Attachment A hereto, Vendor will notify BMSUSP of the cost of such revisions and will not proceed without prior written approval.

     If the compensation provision on Attachment A hereto is other than a flat fee amount per element or for the entire project, Vendor will provide such documentation in support of all billings as BMSUSP may reasonably require.

C.  CONFIDENTIALITY

     Vendor shall treat as confidential and secret any and all BMSUSP Confidential Information. "BMSUSP Confidential Information" shall include, but not be limited to, information relating to BMSUSP's past, present and future marketing and research and development activities that may be disclosed to Vendor by BMSUSP and/or BMSUSPs parent, subsidiary or affiliate companies and which are identified in writing by BMSUSP as confidential. BMSUSP Confidential information shall not include (i) information known by Vendor prior to disclosure from BMSUSP. (ii) information which is or becomes publicly known through no wrongful act of Vendor, (iii) information that is independently developed by Vendor, without use of information that otherwise constitutes BMSUSP Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that BMSUSP is given 10 days prior notice of such disclosure. Vendor expressly agrees that any information it discovers or develops under this Agreement for the benefit of BMSUSP shall not be used by Vendor or disclosed by Vendor to any third party, nor shall Vendor show this Agreement or disclose the existence, nature or subject matter of this

     Agreement to any third. party without the prior written consent of BMSUSP. Vendors obligations not to disclose BMSUSP Confidential Information to third parties and not to otherwise use BMSUSP Confidential Information shall survive the termination of this Agreement for a period of five years. Vendor shall not duplicate any material containing BMSUSP Confidential Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing BMSUSP Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

     BMSUSP shall treat as confidential and secret any and all Vendor Confidential Information. 'Vendor Confidential Information" shall include, but not be limited to, information relating to Vendor's past, present and future systems development activities that may be disclosed to BMSUSP and/or BMSUSP's parent, subsidiary or affiliate companies and which are identified in writing by Vendor as confidential, except that in no event shall Vendor Confidential Information include information relating to Vendor deliverables under this agreement. Vendor Confidential information shall not include (i) information known by BMSUSP prior to disclosure from Vendor, (ii) information which is or becomes publicly known through no wrongful act of BMSUSP, (iii) information that is independently developed by BMSUSP, without use of information that otherwise constitutes Vendor Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that Vendor is given 10 days prior notice of such disclosure. BMSUSP expressly agrees that any Confidential Information it discovers under this Agreement shall not be disclosed by BMSUSP to any third party without the prior written consent of Vendor. BMSUSP's obligations not to disclose Vendor Confidential Information shall survive the termination of this Agreement for a period of five years.


D.   INDEMNIFICATION

     Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement, or for any willful or negligent breach of this Agreement.

E.   PROFESSIONAL STANDARDS

     Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and quantity to perform all such assignments and projects given it by BMSUSP hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

F. OWNERSHIP OF MATERIALS

     Any and all reports, information, data or other works created by Vendor for BMSUSP in connection with this Agreement (with the exception of customization of the Vendor's basic software and systems for BMSUSP as well as the Vendor's basic software and systems themselves) shall be the sole and exclusive property of BMSUSP. BMSUSP may use such work wherever and whenever it chooses. This Agreement shall be deemed a transfer of copyright and any copyrightable subject matter created by Vendor in such works. Vendor shall execute any and all documents necessary to demonstrate or perfect such transfer. Vendor shall not at any time in any manner during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from BMSUSP or BMSUSP's parent, subsidiary or affiliate companies, in respect of such reports, data, information or other works created by Vendor hereunder. Vendor agrees to execute or cause its agents and/or employees to execute any documents necessary or desirable to secure or perfect BMSUSP's legal rights and worldwide ownership in such works, including, but not limited to documents relating to patent, trademark and copyright applications.

     Nothing in the preceding paragraph shall preclude Vendor from referring to the general results of the project performed pursuant to this Agreement in making marketing presentations to other potential customers. In addition, BMSUSP agrees to provide Vendor with reasonable access to data generated by the project performed pursuant to this Agreement for the sole purpose of supplementing or supporting marketing presentations to other potential customers, provided, however, that all such supplemental or supporting presentations, insofar as they disclose data from the project, must be pre-approved by BMSUSP. Such approval shall not be unreasonably withheld.

G.   RELEASES

     Any materials furnished hereunder which have not been created for BMSUSP and are subject to the rights of third parties shall be specifically identified to BMSUSP in writing. Vendor shall obtain (and deliver upon request to BMSUSP) releases for all names, photographs, illustrations, testimonials, and any and all other materials used in works which Vendor prepares or uses. All such releases shall run to BMSUSP, its agents and employees where appropriate and customary. Vendor's failure to obtain such releases or the obtaining of such releases by Vendor shall in no way relieve Vendor of its obligations in Paragraph F above except where the releases have been obtained directly by BMSUSP. Except for works that have been secured by permission, Vendor warrants and covenants that all works provided by Vendor shall be original and shall not infringe any copyright or violate any rights of any persons or entities whatsoever.

H.  DURATION OF AGREEMENT

        1.     Term

        This Agreement is effective as of the Effective Date and shall continue in full force and effect until the earlier of (i) completion of the project assigned hereunder, (ii) terminated by at least thirty (30) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder.

        2.     Payment on Termination

        Upon termination of this Agreement BMSUSP is to pay for all authorized work in process, and BMSUSP shall assume Vendor's liability under and indemnify Vendor with respect to all outstanding contracts made on
        BMSUSP's behalf.   Upon written notice of termination Vendor shall take
        all steps necessary to wind up the work under this Agreement and to mitigate BMSUSP's liability therefore.

        3.     Transfer Upon Termination

        Vendor shall transfer, assign and make available to BMSUSP or BMSUSP's representative all property and materials in Vendor's possession or control belonging to and paid for by BMSUSP, and all information regarding BMSUSP's project(s) covered by this Agreement, as set forth in Paragraph C herein. Vendor also agrees to give all reasonable cooperation toward transferring with approval of third parties in interest all contracts and arrangements, if any, properly entered into by Vendor in the performance of this Agreement, and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

I.   INDEPENDENT CONTRACTORS

    The parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint ventures. Neither party shall have the power to bind or obligate the other party nor shall either party hold itself out as having such authority.

J.   THIRD PARTY OBLIGATIONS

     In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for BMSUSP's parent, subsidiary or affiliate companies, nor disseminate any material of any kind using the name of BMSUSP and/or BMSUSP's parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of BMSUSP.

K.   GOVERNING LAW

    This Agreement is entered into in the State of New Jersey and shall be constructed and governed under and in accordance with the laws of that State.

L.   MISCELLANEOUS

     1) The terms of this Agreement shall be binding upon BMSUSP and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of BMSUSP. Factoring of accounts receivable is not permitted.

     2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

     3) BMSUSP is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, or national origin. Vendor represents that it has the same policy of Equal Opportunity Employment.

     4) The policy of BMSUSP is to protect the health, safety and quality of life of its employees and the public, and to exercise responsible stewardship of natural resources that may be impacted by its activities.
     To realize this, BMSUSP is committed to maintaining programs and procedures for the environmentally responsible management of facilities, materials, production processes, products and packaging, transportation and distribution, waste and ft minimization, energy, general business operations and contracted goods and services. Vendor agrees with this policy and further acknowledges that its performance under this Agreement shall be in strict compliance with all applicable governmental laws and regulations and in accordance with and in furtherance of this policy.

     5) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

     6) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

     7) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including. but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 1 day of February, 1996



Bristol-Myers Squibb                      Disease State Management, Inc..
U.S. Pharmaceuticals                      46 Prince Street
a division of Bristol-Myers               Rochester, New York 14607
Squibb Company


By: /s/ Sharon Henry                   By: /s/ Donald A. Carlberg
    ---------------------------            -----------------------------------
Title: Vice President HealthCare        Title: President & CEO
       Management                          --------------------------------
      -------------------------

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

                                PROGRAM OVERVIEW

NEEDS ASSESSMENT

DSMI-TM- will perform a comprehensive needs assessment to establish the fundamental goals, objectives and data sets for the intervention protocol. The needs assessment portion of the project development shall include:

1. Establishment of an Expert Consultation Panel. The panel will consist of a board certified cardiologist, critical care/cvd rehabilitation nurse specialist, a clinical dietitian, DSMI-TM- clinical expert, and a BMS Disease Management Team member. Recruitment and contracting of the clinical consultants shall be the responsibility of and at the discretion of DSMI-TM-'s clinical department. DSMI-TM- will provide for review the CVS/credentials of the expert consultants. Bristol-Myers Squibb agrees to review/accept advisory board recommendations. The panel will assist in the development of the following:

     a)  Intervention protocol         e)  Baseline parameters
     b)  Program goals                 f)  Inclusion/exclusion criteria
     c)  Data sets                     g)  Appropriate DRG/ICD - 9 codes
     d)  Outcomes evaluation protocol

     During Phase II of clinical development consulting experts will review program materials, call algorithms and reports to insure that program development goals are met.

     Outcome measures and established data sets shall be reviewed by Barbara McNeil, MD or other clinical expert at the discretion of DSMi-TM-. DSMi-TM- will provide for BMS's disease state management team's review the CVs of all outcome reviewers under consideration.

2. DSMI-TM- will conduct a comprehensive literature search in accordance with procedures established by Dracup et al. (1994). The search will involve a review of studies published in English between 1989 and 1995. Search terms will include treatment/pharmacologic compliance, adherence, patient behavior modification programs and congestive heart failure risk factors. Program content will reflect nationally recognized guidelines (e.g., AHCPR) for the treatment of CHF. Where data or published consensus statements are lacking, expert consultation will be utilized.

3.   DSMI-TM- will perform a review of preprinted published materials provide a
     listing of available educational resources pertaining to CHF.   DSMI shall
     provide sample copies of available materials to BMS and the Expert Panel for review.

4 DSMI-TM- will assist Bristol-Myers Squibb Company in establishing target accounts for program implementation. Such assistance will include:

     a) Review of MEDLINE database to establish CHF incidence rates by age, race, and sex. DSMI-TM- will provide a concise reference guide for use by BMS consultants when meeting target accounts.

     b) "Financial impact of CHF" overview sales presentation for BMS consultants to utilize.

          DSMI-TM- shall designate a minimum of one Senior Account Manager and one Clinical taff Member to this project. Specific staff members will be assigned to address project concerns as requested by BMS-TM-.

                      CONGESTIVE HEART FAILURE INTERVENTION
                                  PROGRAM GOALS

  1.      Patient Intervention (Behavioral Goals):

     a)   Improve patient understanding and awareness with respect to:

          --   Pharmacological Therapy
          --   Self-monitoring of "critical" symptoms
          --   Dietary needs and guidelines
          --   Exercise regimen
          --   Associated CHF risk factors

     b)   Enhance Patient Motivation and Confidence with respect to:

          --   Pharmacological therapy
          --   Self-monitoring of "critical" symptoms
          --   Adherence to dietary recommendations
          --   Exercise regimen
          --   Modification of other risk factors contributing to progression of
               CHF.
          --   Enhance patient/provider communication making visits and
               telephone interaction more efficient and  effective.

     c)   Enhance Compliance with respect to:

          --   Pharmacological therapy
          --   Self-monitoring of "critical" symptoms
          --   Dietary guidelines
          --   Exercise regimen
          --   Modifiable risk factors

     d)   Facilitate the appropriate use of referral resources with respect to:

          --   Medical/treatment concerns
          --   Cardiac rehabilitation, including exercise interventions
          --   Dietary intervention, education and counseling
          --   Modification of other risk factors contributing to the
               progression of CHF. (e.g. , smoking cessation, weight loss programs)

     e) Facilitate appropriate and timely communication of critical CHF symptoms to health care providers.

     f) Facilitate early identification and referral for treatment of depression and emotional distress.

     g) Enhance communication of information between patient and health care providers.

                      CONGESTIVE HEART FAILURE INTERVENTION
                                  PROGRAM GOALS

2.   Business Goals

  a)      MCO Goals
     --   Enhance CHF patient management
     --   Strengthen patient/provider relationship
     -- Encourage adherence to recognized treatment guidelines via pre-printed provider mailing.
     --   Improve competitive position
     -- Position MCO as innovative technological leader in competitive market place
     --   Link providers, nursing services, case management and patients
     -- Improve pharmacy services awareness of treatment compliance statistics through reporting services outlined under "Reports" in this document.
     --   Reduce risk factors associated with costly:
               --   Unscheduled physician visits
               --   Emergency room intervention
               --   Hospitalizations
     --   Provide expanding database for critical pathways development

  b)      Bristol-Myers Squibb Company
     --   Enhance competitive position
     --   Encourage drug compliance/secure adherence to ACE inhibition therapy
     --   Strengthen customer commitment to BMS partnership
     --   Provide powerful customer driven selling tool
     --   Develop business alliance with major home health care providers
               -- Provide a unique opportunity for Bristol-Myers Squibb Company to partner with home care market leaders and enhance MCO relationships
               -- Provide widespread introduction into previously inaccessible markets
                                                                              15

                                PROGRAM SCHEDULE

See the "Program Intervention Description" section for details about each of the interventions. This protocol would be delivered to patients during their first year of involvement in the program. Note that the term "provider" is used to denote a case manager or another health care provider designated to receive communications regarding the patient.

STANDARD PROTOCOL ( Enrollment Call plus 12 follow up interventions to be delivered to all enrollees)

          --   MONTH 1
               Business Reply Card (BRC) + program description
               Enrollment call to patient
               Personalized patient report
               Personalized provider summary report
                    These are fully demand published reports to highlight baseline parameters.


          --   MONTHS 2-13
               One follow-up call/month
               One personalized patient report/month
               One personalized provider update/month

          PROGRAM INTERVENTION DESCRIPTION
See the "Program Schedule" (page 10) section for an outline of the protocol for delivering these program components. Note that the term "provider" is used to refer to a case manager or another health care provider designated to receive communications regarding the patient.

STANDARD PROTOCOL

Business Reply Card (BRC)/Program Description
     -- Pre-printed card designed for distribution by providers to patients and return via postage paid mail response by patient to DSMI-TM-
     -- Brief assessment for identifying patient data (e.g., name, phone number, best time to contact) necessary for DSMI-TM- to initiate enrollment call to patient
     -- Program description attachment for patient to tear off and keep for future reference

ENROLLMENT TELEPHONE CALL

     -- Call to enroll patients in the program as per receipt of Business Reply Card
     -- Call placed by operator according to patient's preferred contact times as per Business Reply Card
     -- Cost-efficient interface: operator-initiated contact to identify patient and transfer to automated, voice response system
     -- Option to reconnect with operator during or after voice response interaction
     -- High appeal voice response system using a recorded human voice versus computer synthesized speech
     -- Patient responds in normal speaking voice versus pushing touch tone buttons
     -- Self-reported assessment of relevant medical and behavioral factors: disease status, prescribed treatment including diet, exercise, medications, patient motivation, treatment barriers, patient knowledge indicators regarding symptom identification and disease self-management
     -- Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote patients' awareness of their condition and adherence to their treatment regimen
     -- Creates foundation for expanding patient data file which drives the personalized, interactive program services

PATIENT REPORT
  -- Laser printed, on-demand published report and program description including text that is personalized based upon enrollment questionnaire responses and graphics that are personalized to patient's gender
  -- Mailed to patient within a week after completion of enrollment telephone call
  -- Personalized and pre-printed materials reinforce awareness and knowledge regarding their condition and promote treatment adherence and proper self-management skills
  -- Referral information fosters appropriate use of health care resources by patient

PROVIDER SUMMARY REPORT
  -- Laser printed, on-demand published report summarizing a patient's enrollment survey data not to exceed one page in length
  --      Mailed to patient's provider within a week after enrollment telephone call
  -- "At-a-glance" format provides efficient documentation of critical patient data, ready for insertion into the medical record not to exceed one page in length
  -- Facilitates identification of patient education needs and hard-to-manage patients, appropriate allocation of health care resources, and timely modification of treatment regimens
  --      Enhances patient provider communication

FOLLOW-UP CALLS

  -- Telephone calls placed by operator to patients according to patient's preferred contact times and the program intervention schedule
  -- Cost-efficient interface: operator-initiated contact to identify patient and transfer to automated, voice response system
  --      Option to reconnect with operator during or after voice response interaction
  -- Option to be connected to provider or other health care resource by follow-up call operator
  -- High appeal voice response system using a recorded human voice versus computer synthesized speech
  --      Patient responds in normal speaking voice versus pushing touch tone buttons
  -- Self-report follow-up assessment of relevant medical and behavioral factors: update on disease status, prescribed treatment including diet, exercise, and medications, patient motivation, treatment barriers, patient knowledge indicators regarding symptom identification and disease self-management
  -- Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote patients' awareness of their condition and adherence to their treatment regimen
  --      Allows identification of patient concerns and appropriate referral
  -- Adds vital progress information to the longitudinal patient database, over time

PATIENT UPDATES

  -- Laser printed, on-demand published report including text that is personalized based upon enrollment questionnaire responses, and graphics that are personalized to patient's gender
  -- Mailed to patient within three days of telephone intervention to insure timely receipt by patient
  -- Personalized and pre-printed materials reinforce patient awareness and knowledge regarding their condition and promote treatment adherence
  -- Referral information fosters appropriate use of health care resources by patient

PROVIDER UPDATES

  -- Laser printed, on-demand published report integrating patient's follow-up and enrollment data
  --      Mailed to patient's provider within a week after each patient follow-
          up call
  -- "At-a-glance" format provides efficient documentation of critical patient data, ready for insertion into the medical record
  -- Facilitates identification of patient education needs and hard-to-manage patients, appropriate allocation of health care resources, and timely modification of treatment regimens
  --      Enhances patient-provider communication

ORGANIZATIONAL DATA REPORTS

  --      Comprehensive data sets will be determined by expert consultation.
  -- Standard data reports, aggregate information, to payor and participating organizations, provided quarterly. Configuration of standard reports to be determined upon completion of the Expert Panel data set development. Nonstandard reports will be developed by DSMI-TM-'s staff at the request of BMS and its client organizations. DSMI-TM-/BMS will establish customary and reasonable developmental and production fees for the aforementioned nonstandard reports.
  -- To insure confidentiality and security of program database, reports to Bristol-Myers Squibb on program data to include aggregate patient information only, as per format requested by Bristol-Myers Squibb.

                              PROGRAM DEVELOPMENT

Program development will proceed in two stages. During the first stage, to be completed within 45 days of contract signing, DSMI-TM- will establish and convene a Congestive Heart Failure advisory panel meeting to determine: intervention goals, protocol structure, required data sets, educational requirements, high risk behaviors, available resources and modifiable behaviors. DSMI-TM- will provide a panel summary report to BMS. Additionally, not later than signature date plus 45 days, DSMI-TM- will deliver preliminary program components to be used by Bristol-Myers Squibb to market the program. These components will include five (5) copies for each of the following prototypes of the program: sample marketing brochure/sales aid, sample business reply card/program description, sample personalized patient report (including partial Greek text), and sample personalized provider report (including partial Greek text). In addition, a voice response call-in telephone demonstration will be accessible.

The second stage of program development will require an additional 150 days to deliver a fully operational program, including the following components:

  -- Business reply card/program description (design/layout, print specifications and artwork in a form specified by BMS)
  --      Personalized patient report and 12 patient updates
  --      Personalized provider report and 12 standard protocol provider updates
  --      Enrollment call and 12 standard protocol follow-up calls
  --      Marketing brochure and sales presentation aid

The entire program development includes the following tasks:

PHASE I

  -- Consultation with Bristol-Myers Squibb Company to finalize program specifications. Such consultation will establish: BMS disease management team's program objectives, requested data sets, outcome protocol overview to include goals/objectives and tentative design, marketing and business goals. BMS will provide DSMI-TM- with an overview in writing no later than contract signing date plus 45 days.
  -- Development of and consultation with expert panel as described. Such consultation will assist in the establishment of: primary CHF treatment protocols and algorithms, documented intervention methods, target data for outcomes evaluation, required database for evaluation/reporting, patient educational requirements, national resources for preprinted CHF educational materials, standardized quality of life measures and incidence/economic overview of congestive heart failure. Consultants will be recruited no later than 15 days after contract signing.
  -- BMS/DSMI-TM- will establish a formal developmental reporting and review process. DSMI-TM- will provide BMS a comprehensive project developmental overview annotating clinical development completion dates for individual modules. Additionally, formal review conference dates will be established no later than 45 days after contract signing.
  -- Integration of market research/client/clinical information to finalize program content.
  -- DSMI-TM- shall host a patient directed focus group session to solicit input for program goals, design and print materials.

  PHASE II

  -- Design of graphic presentation for pre-print and on-demand published materials
  --      Coordination of personalized clinical copy with personalized graphics
  --      Design of systems configuration
  -- Systems programming for internal reporting for on-demand publishing, interactive voice response, and outcomes analysis
  --      Voice recording and training of the voice response system
  --      Identification of appropriate educational brochures and materials

PHASE III

  --      Testing of the operable program
  --      Proof reading/editing pre-printed and on-demand published materials

PHASE IV:  PILOT PROGRAM

DSMI-TM- shall conduct a pilot test, for a maximum of 100 participants, recruited by BMS, to demonstrate the efficiency of the fulfillment process. The test shall include the following interventions:

  --      Mail BRCs to pilot program participants
  --      Process all BRCs returned to DSMI-TM-
  --      Conduct enrollment telephone call
  --      Mail personalized patient report
  --      Mail personalized provider summary report
  --      Conduct follow-up telephone call at 2-weeks after enrollment
  --      Mail personalized patient update
  --      Mail personalized provider update
  -- The test shall be conducted in a period not to exceed 90 days, including recruitment of participants

          To insure program validation, DSMI-TM- shall assist in the development of an Intervention Program Outcomes Assessment as described in this document. Additionally, at the discretion of DSMI-TM- and in consultation with BMS-TM-, DSMI-TM- shall insure that program goals, targeted behaviors, questions and strategies are valid through expert consultation.

  Upon completion of the Pilot Program, DSMI-TM- shall begin patient enrollment. Patients will receive program interventions described under "Program Intervention Description" on page 14 of this document.

                            CONGESTIVE HEART FAILURE
                       INTERVENTION PROGRAM QOL ASSESSMENT

Recent research has indicated that the primary method of assessing the success/failure of a Congestive Heart Failure Management Program is to recognize its impact on the targeted patient's ability to perform daily tasks, participate in productive activities, emotional status and ability to self-manage his/her disease. Studies such as Guyatt et al's "Measurement of Health-Related Quality of Life in Heart Failure" published in the Journal of the American College of Cardiology and Wenger et al's "Quality of Life: Can it and should it be assessed in Patients with Heart Failure?" published in Cardiology 76(5): 391-8, 1989 clearly demonstrate that these measures are a significant tool for evaluating congestive heart failure patients' well being.

DSMI-TM- will establish a comprehensive quality of life assessment program to assist in validating the operational intervention protocols. The nature of a QOL assessment dictates that data be self-reported. As per the behavioral goals of the program, positive changes in these variables would be utilized as indicators of the efficacy of the intervention. In addition, the patient satisfaction measure listed below will be examined as a performance indicator for the program. Such measures will reflect HEDIS Guidelines and CHF TyPE functional status codes. The QOL assessment protocol shall reflect the recommendations of the Expert Advisory Panel.

BIANNUALLY

A report will be prepared biannually displaying summary statistics derived from aggregate patient data for each of the measures shown below. Each measure will be collected during the program telephone contacts at program entry, six month post entry and at the conclusion of the program. Once repeated measures are available, summary statistics for longitudinal changes in each variable from baseline and from the preceding semester for each individual will also be reported.

1.   Patient awareness and understanding of:

     a)   Medication/prescription regimen
     b)   Critical CHF symptomology
     c)   Dietary intervention and recommendations
     d)   Exercise recommendations
     e)   Other risk factors contributing to progression of CHF

2.   Motivation and confidence with respect to:

     a)   Adherence to medication/prescription regimen
     b)   Self-monitoring of CHF symptoms
     c)   Adherence to dietary recommendations
     d)   Adherence to exercise recommendations
     e)   Modification of other risk factors contributing to progression of CHF

3.   Adherence with respect to:

     a)   Medication/prescription regimen
     b)   Ongoing self-monitoring of CHF symptoms
     c)   Dietary protocol
     d)   Exercise protocol
     e)   Modification of other risk factors contributing to progression of CHF

4.   Use of health care services:

     a)   Unscheduled physician office visits
     b)   Emergency room services
     c)   Dietary counseling

     d)   Cardiac rehabilitation services
     e)   Hospitalizations

5.   Quality of care measures

     a)   Selection of relevant HEDIS items on satisfaction with health care
     b) Baseline quality of care assessment results as described under the "annual" outcomes section below

6.   Overall program satisfaction

ANNUAL

A baseline quality of life measure will be obtained through either written or telephone administration within the first month of a patient's enrollment in the program. As noted under the "biannual" outcomes section above, the results of this baseline assessment will be reported in the semester reports as summary statistics for aggregate patient data collected during the preceding semester. The quality of life measure will be administered to each patient a second time during the twelve month phone contact. As the follow-up quality-of-life data become available, they will also be incorporated into the biannual reports.

                            CONGESTIVE HEART FAILURE
                          INTERVENTION PROGRAM OUTCOMES
                               ASSESSMENT PROGRAM

DSMI-TM- will assist Bristol-Myers Squibb in the development of a study to evaluate the effectiveness of the aforementioned intervention protocol. After consultation with BMS/ and in conjunction with the Expert Consultation Panel, DSMI-TM- will establish a comprehensive database reflecting the outcome measures listed below. Additionally, DSMI-TM- shall assist BMS in establishing entry criteria, exclusion criteria, goals, objectives and any additional controls required to ensure comparative validity. Such information shall include:

     --   Number of hospitalizations per patient
     --   Number of unscheduled physician office visits/patient
     --   Percentage of increase/decrease in reported symptoms
     --   Number of emergency room interventions
     --   Number of home nursing interventions required

Selection of a comparative data set shall be the responsibility of Bristol-Myers Squibb and its affiliated clients. The establishment of baseline measures shall be conducted by BMS/ to insure appropriate comparisons may be drawn.

DSMI-TM- involvement/funding of an outcome evaluation extends only to the aforementioned items. Further requirements regarding design, implementation, publication of said study are the sole responsibility of BMS/ and its clients.

                         PROGRAM MARKETING AND TRAINING

DSMI-TM- will provide 4 full day training sessions to BMS staff or representatives to assist in the marketing and training efforts for the program. BMS will have access to additional services that may include any of the following:

     --   Development of marketing and/or training strategies and procedures
     -- Coordination and/or presentations for meetings and seminars with payors/sponsoring organizations
     -- Individual phone and/or in-person consultation with payors/sponsoring organizations
     --   Written correspondence with payors/sponsoring organizations
     -- Preparation of written materials and/or phone demonstrations for the payors/sponsoring organizations

PROGRAM OPERATION

As DSMI-TM-'s program development team nears completion of the program, a program operation team will be assembled to participate in testing the system. This facilitates a smooth transition period for the shift from the development to the operations staff. DSMI-TM- will maintain responsibility for managing its in-house staff and its subcontractors who are involved in ongoing operations of the program interventions. Quality assurance measures are included in the interactive program interventions and DSMI-TM-'s internal reporting systems. DSMI-TM- will update/modify the intervention reports/calls when warranted at the request of BMS or upon discovering effective program improvements at no charge for 90 days following program introduction. Change request must be made in writing. At the expiration of 90 days, DSMI-TM- will continue to update and revise the system as necessary. Additional changes will be considered. such changes will be funded in a manner to be approved by both DSMI-TM- and Bristol-Myers Squibb Company.

Algorithms within the expert systems directing the mail and phone interventions allow for easy modification of program elements without interruption of service delivery. The systems development staff are available as-needed to make any necessary modifications. While DSMI-TM-'s clinical department will remain responsible for any outcomes analyses evaluating the clinical impact of the program, DSMI-TM-'s program operation team will monitor quality assurance indicators (e.g. enrollment rate, participant satisfaction, follow-up completion rate) on a continual basis to insure appropriate delivery of program services as agreed upon by DSMI-TM- and Bristol-Myers Squibb Company.

DATABASE DEVELOPMENT

The program database will be constructed and maintained using a standard Relational Data Base Management System (DBMS). The primary record index will be based upon patient identification. All information collected at enrollment and during all subsequent interventions will be stored in the database. The record schema(s) will be developed according to the specific question sets and data required by the proposed program. Data may be imported or exported off-line using a variety of industry standard formats, or on-line using DSMI-TM-'s SQL Server interface. DSMI-TM- will use industry standard procedures for insuring the confidentiality and security of the program database.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


PRODUCT DEVELOPMENT FEES

The cost is [*****] to deliver the preliminary program components and the fully operational program. Fee is payable according to the following schedule:

     --   40% upon contract signing
     --   20% upon delivery of preliminary materials
     --   20% at delivery of operational program
     --   20% upon completion of the pilot program

Developmental fees will cover:

     --   Clinical
          -- Expert Consultation: DSMi-TM- shall fund all travel, honorarium and associated fees involved in the convening of the Expert Advisory Panel Meeting described under "Program Overview" in this document. DSMI-TM- shall provide all panel members with a program synopsis, meeting agenda, targeted goals and any additonal information as necessary to insure expert panel members are fully prepared for the meeting. Additionally, DSMI-TM- will provide a follow up mailing for all members to solicit additional feedback and highlight the panel's recommendations. The panel's recommendations , as well as, any additional feedback shall be incorporated into the final intervention at the discretion of DSMI-TM- and BMS-TM-. Any additional requirements for expert consultation beyond the services of the "Expert Consultation Panel" shall be at the sole expense of BMS.

          --   Clinical Content
          --   Intervention Algorithms
               DSMi-TM- shall provide for review and revision all interventional algorithms. Upon receipt of draft documents, BMS shall review and return all documents for editing within 5 business days to DSMi-TM-. DSMi-TM- shall incorporate suggested revisions within 5 business days. Upon receipt of "Second Draft" BMS shall have the right to an additional edit/revision. BMS shall return
               "Second Draft" documents within 5 business days for editing by DSMi-TM-. Upon completion of final editing by DSMi, BMS shall make final comments and provide signature approval of all documents within 5 business days. BMS agrees that all reviews/ revisions shall be concluded in accordance with the formal developmental reporting/review process under " Program
               Development" in this document and in accordance with established time lines. All documents sent to BMS shall include a cover sheet indicating due dates for return to DSMI-TM-, a comments section and a signature authorization.

          --   Testing and Debugging

     --   Systems
          --   Database Development
               DSMI-TM- will provide a time and events calendar for database development to BMS-TM- for review.  The program database model will reflect agreed program parameters.
          --   On-Demand Publishing
          --   Voice Training (IVR)
          --   Call Center Integration

  --   Graphics/ Communication
          --   Logo Design
          --   Layout (preprinted and on-demand materials)
          --   Illustration Development

    * Voice Recording/Studio

 *  Primary Marketing Materials

    * Print Materials

    * Operational Voice Demonstration

    * Sales Materials

Printing fees for all pre-printed materials (e.g., marketing/sales aids, BRC/program description) will be the responsibility of Bristol-Myers Squibb. At Bristol-Myers Squibb's request, and at no additional cost, DSMI-TM-will incorporate a managed care organization's logo or other identifying graphic element on all camera ready art/disk, when provided with camera ready disk version/disk version or graphic standards manual from the designated managed care organization.

DSMI-TM- will furnish estimates for printing costs upon determination of volumes and final specifications.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


PROGRAM OPERATION FEES
The per patient program cost is $[*****] per patient for the 12-month standard protocol, payable at the time of patient enrollment. In the event of a patient withdrawal from the intervention program, DSMI-TM- will prorate the remaining expenses. For operator services and telephone time utilized during a conversion between a patient and another health care resource which is
initiated by the follow-up call operator, there will be a charge of $    per
minute. This $    per minute fee covers all charges for operator, staff and
telephone time which may occur in the event that DSMI-TM- initiates the described contact.

The following schedule demonstrates the amortization of the operational fees based upon the intervention model being proposed. This schedule shall form the basis for proration of fees due to patients' attrition from the program.


  MONTH     ACCRUED OPERATIONAL FEES          MONTH     ACCRUED OPERATIONAL FEES
  -----     ------------------------          -----     ------------------------

Enrollment          [*****]                     7                [*****]
    1               [*****]                     8                [*****]
    2               [*****]                     9                [*****]
    3               [*****]                    10                [*****]
    4               [*****]                    11                [*****]
    5               [*****]                    12                [*****]
    6               [*****]

EXCLUSIVITY

Bristol-Myers Squibb agrees to provide enrollment of a minimum of 3000 patients within 24 months of the delivery of an operational program. For a period beginning with the date this Agreement is signed and ending 24 months from date DSMI-TM- completes Phase IV of the program (the "Exclusivity Period"), DSMI-TM-agrees not to engage or participate in any other project involving the development or implementation of an interactive program in the treatment of diagnosed primary congestive heart failure. At the conclusion of the Exclusivity Period, provided at least 3,000 patients are enrolled in the program, Bristol-Myers Squibb shall have the right, but not the obligation, to negotiate an exclusive arrangement for an interactive program in the treatment of diagnosed congestive heart failure. In the event such negotiations are unsuccessful, Bristol-Myers Squibb shall have the right to match any bona fide offer made to DSMI-TM- for an interactive program in the treatment of diagnosed congestive heart failure. This right of first refusal shall endure for a period of twelve months from the conclusion of the Exclusivity Period.

CONSULTING

A per diem fee plus direct expenses is required for consultation services performed by DSMI-TM- or its consultants. Such fees would be required for activities performed for parties outside Bristol-Myers Squibb on behalf of the program and/or activities beyond the program development/marketing and training operations functions outlined in this proposal.

CUSTOMIZATION

Any customization other than incorporation of MCO logo or other identifying graphic element will constitute a revision to the intervention protocol (i.e., additional patient and/or physician reports and/or variations in on-demand or IV content). DSMI-TM- shall furnish estimates for development and delivery to Bristol-Myers Squibb prior to undertaking any revision. Additionally, DSMi-TM-shall provide upon request estimated development and production fees for additional reporting.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


                    OPTIONAL INTENSIVE INTERVENTION PROTOCOL

DSMI-TM- will provide Bristol-Myers Squibb with the opportunity to enhance the Standard Protocol by offering an intensive intervention program which can be integrated into the program at the request of Bristol-Myers Squibb. Patients reporting symptoms indicating they are at increased risk of hospitalization, emergency room evaluation, or requiring additional support can be enrolled in the intensive protocol. The development and implementation of this module is independent of the standard protocol and may be initiated by Bristol-Myers Squibb at any time. Development fees and operational costs are independent of the standard intervention program. The protocol and fees are outlined below:

                         INTENSIVE PROTOCOL DEVELOPMENT

PROGRAM DEVELOPMENT FEES

The fee for the development of the intensive intervention protocol shall be $[*****]. This fee supports the development of three additional telephone interventions and corresponding reports.

PROGRAM OPERATIONAL FEES

An additional per patient fee of $[*****] will be charged each time a patient receives the three-week intensive protocol, payable at the time that the patient receives the first follow-up call included within this protocol. OPERATIONAL FEES SHALL BE PRORATED AT $[*****] PER CALL FOR PATIENTS WHO DO NOT RECEIVE THE FULL INTENSIVE INTERVENTION PROTOCOL.

INTENSIVE PROTOCOL

This module may be instituted in addition to the standard protocol after any standard follow-up call at which critical indicators are found, such as significant weight gain. If the patient has no critical indicators at the next scheduled standard follow-up, he or she will continue to receive the standard protocol unless such indicators arise at subsequent follow-up calls. Any standard follow-up call which yields these critical indicators will automatically trigger the intensive protocol regardless of what month it occurs during the standard protocol. Criteria for the critical indicators are to be determined.

WEEKLY INTERVENTIONS:

  --  One follow-up call/week for three consecutive weeks
  --  One personalized patient update/week for three consecutive weeks
  -- One personalized provider update/week for three consecutive weeks DSMI-TM- SHALL PROVIDE FAX CAPABILITY FOR PROVIDER REPORTS DURING THE INTENSIVE INTERVENTION PHASE.

SAMPLE PATIENT SCENARIO

  --  Patient is enrolled on January 1 and receives 1 month interventions.
  -- During the month 2 follow-up call in February, patient reports critical data (e.g., significant weight gain) which triggers the intensive protocol of three weekly interventions subsequent to patient's month 2 standard follow-up call.
  -- Patient's standard month 3 (March) follow-up call occurs after the intensive protocol. No critical indicators are reported for this call or for the standard calls in months 4-7 (April - July).
  -- In month 8 (August) patient reports critical data (e.g., difficulty breathing when lying flat) which triggers the intensive protocol of three weekly interventions subsequent to their month 8 standard follow-up call.
  -- After the intensive protocol of three weekly interventions subsequent to patient's month 8 standard follow-up call.

  -- After the intensive protocol the patient's month 9 standard follow-up call in September yields no critical indicators. Patient continues to have no critical indicators during the remainder of the year 1 standard protocol including (i.e., through months 10 - 12 or October - December).





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